UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2015

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2015, Reid Simpson resigned as Senior Vice President and Chief Financial Officer of Career Education Corporation (the “Company”), effective as of March 31, 2015, to pursue another opportunity.

On March 23, 2015, the Board of Directors of the Company appointed David Rawden of AlixPartners, a business advisory firm which specializes in turnarounds and restructurings, to serve as the Company’s Interim Chief Financial Officer effective April 1, 2015.

David Rawden, age 57, has been a Director at AlixPartners since 2008, and also worked with AlixPartners from 1990 through 2002. Mr. Rawden’s assignments through AlixPartners have included being CFO for a privately held regional specialty trucking company where he helped the company restructure its debt, designed and implemented accounting and liquidity procedures while improving operating performance; Executive Vice President of Finance for Savannah College of Art and Design, a non-profit private college that also had some for-profit elements; and CFO for X-Rite, Inc., a $250 million private/public manufacturer of electro/optical color measurement devices. From 2006 to 2007, Mr. Rawden was Senior Vice President and Chief Financial Officer for Exopack Holdings SA, a privately held SEC registered $700 million manufacturer of flexible packaging, and from 2002 to 2005 was CFO for Allied Holdings, Inc., a $1 billion publicly traded transportation company. Mr. Rawden earned a Master of Management degree in finance and economics from Northwestern University and a Bachelor of Arts degree in accounting from Michigan State University. He is a certified public accountant.

The Company has entered into an agreement for the provision of interim management services with AP Services, LLC, an affiliate of AlixPartners, pursuant to which Mr. Rawden will serve as the Company’s Interim Chief Financial Officer. Under this agreement, the Company will pay AP Services, LLC a monthly fee of $130,000 for Mr. Rawden’s services, plus a 2% fee to cover indirect administrative costs, and the Company will directly pay or reimburse AP Services, LLC for Mr. Rawden’s reasonable expenses incurred in connection with his services to the Company.

On March 23, 2015, the Board of Directors of the Company designated Michele Peppers, Vice President, Accounting and Reporting, to act as the Company’s principal accounting officer effective April 1, 2015. Ms. Peppers, age 39, has served for nearly 11 years in the Company’s finance department in various roles of increasing responsibility. She has served in her current role of Vice President, Accounting and Reporting, since October 2014 and her prior positions with the Company have included Vice President and Assistant Controller from November 2012 to October 2014, Director of Financial Reporting from March 2009 to November 2012, as well as various other roles with increasing responsibility within the Accounting department since joining the Company in April 2004. Prior to joining the Company, she worked as an Accounting Manager for RJ Nelson Enterprises, an owner/operator of restaurants. Ms. Peppers received a Bachelor of Accounting degree from the University of Illinois at Chicago and is a certified public accountant.

Other than the agreement with AP Services, LLC mentioned above, there are no current arrangements between Mr. Rawden or Ms. Peppers and any other person pursuant to which either was selected to become principal financial and accounting officer, respectively, and neither Mr. Rawden nor Ms. Peppers has any family relationship with any director or executive officer of the Company, or with any person selected to become a director or executive officer. Neither Mr. Rawden nor Ms. Peppers nor any member of their immediate family is a party to any transaction or proposed transactions with the Company.

The Company’s Board of Directors intends to finalize its search for a permanent Chief Executive Officer before implementing its search for a permanent Chief Financial Officer.

The Company issued a press release regarding these matters on March 23, 2015, a copy of which is attached as Exhibit 99.1.

The Company has previously provided information about its expectations regarding certain future financial measures. The management changes discussed in this Current Report on Form 8-K do not impact those expectations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibits

99.1	Press release of the Company dated March 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and Corporate Secretary

Dated: March 23, 2015

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Press release of the Company dated March 23, 2015